Greenwich Capital Series 2005-GG3
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
A-1	16,688,032.67	3,591,352.05	100,821,967.33
A-1-A	260,320.34	5,236,711.14	139,201,679.66
A-2	0	39,896,049.40	1,112,085,000.00
A-3	0	21,414,065.40	562,418,000.00
A-4	0	31,314,354.80	783,022,000.00
A-AB	0	6,121,984.10	159,047,000.00
A-J	0	9,272,024.80	228,986,000.00
B	0	4,577,806.80	112,247,000.00
C	0	1,654,452.80	40,410,000.00
D	0	2,425,190.40	58,368,000.00
E	0	1,522,708.70	35,920,000.00